UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2019

BRIGHTSPHERE Investment Group plc
(Exact name of registrant as specified in its charter)

England and Wales	001-36683	98-1179929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Millennium Bridge House
2 Lambeth Hill
London EC4V 4GG, United Kingdom
+44-20-7002-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 below is hereby incorporated by reference herein.

ITEM 8.01	Other Events

Share Repurchase

On February 21, 2019, the Company announced that it delivered a notice (the "Repurchase Notice") to Citigroup Global Markets Inc. ("Citigroup") that the Company was exercising its right to require Citigroup to sell to the Company 4,100,000 ordinary shares of the Company (the "Repurchase Shares") pursuant to the Purchase Agreement, dated March 16, 2016, by and between the Company and Citigroup, as amended (the "Purchase Agreement"), at a market price of $13.89 per share (an aggregate of $56,949,000 million) (the "Repurchase"). Citigroup satisfied its obligations to sell the Repurchase Shares to the Company under the Repurchase Notice by purchasing the an equivalent number of ordinary shares from HNA Eagle Holdco LLC ("HNA Capital") and then selling such shares to the Company.

On November 18, 2018, HNA Capital notified the Company that it has agreed to sell the substantial majority of its ordinary shares in the Company to Paulson & Co. Inc. ("Paulson") in a two tranche transaction (the "Paulson Sale"). The first tranche of the Paulson Sale closed on November 19, 2018, whereby Paulson purchased an aggregate of 4,598,566 ordinary shares of the Company from HNA Capital at a price of $12.80 per ordinary share. The second tranche of the Paulson Sale is expected to close in the first quarter of 2019 at a price of $13.95 per ordinary share and result in Paulson owning 24.95% of the ordinary shares of the Company. In preparation for additional repurchases by the Company in advance of the second closing of the Paulson Sale, the Company and Paulson have agreed pursuant to that certain Waiver and Confirmation Agreement (the "Waiver Agreement") dated as of February 21, 2019 that, upon completion of the Paulson Sale, Paulson will be assigned the rights currently held by HNA Capital under the Shareholder Agreement, dated as of October 8, 2014, among Old Mutual plc, OM Group (UK) Limited and the Company (then known as OM Asset Management plc), which such agreement was subsequently assigned to HNA Capital, including, among other things, the right to appoint two directors to the Company’s Board of Directors notwithstanding any effect of the any repurchase.

The Repurchase will be conducted under the Company’s current share repurchase authorization and will be funded with cash on hand and available debt capacity under the Company’s $350 million revolving credit facility. Following the Repurchase, and accounting for each of the previously disclosed earnout payment relating to the acquisition of Landmark Partners LLC, and payments relating to the Company's deferred tax asset deed with Old Mutual plc, the ratio of the Company’s third party borrowings to trailing twelve months Adjusted EBITDA will increase to approximately 2.1x based on debt and Adjusted EBITDA as of December 31, 2018.

The Repurchase and the Waiver Agreement were unanimously approved by the Audit Committee of the Company's Board of Directors. HNA-appointed directors did not participate in the approval process.

ITEM 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release issued by the Company on February 21, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this form to be signed on its behalf by the undersigned, thereto duly authorized.

Date:	February 21, 2019	BRIGHTSPHERE INVESTMENT GROUP PLC

		By:	/s/ RICHARD J. HART
		Name:	Richard J. Hart
		Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by the Company on February 21, 2019